Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                        MONTHLY REPORT - MARCH 2003
                                 -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (785,626.484 units) at February 28, 2003       $2,033,796,865
Additions of 44,290.073 units on March 31, 2003                   109,467,786
Redemptions of (5,965.145) units on March 31, 2003                (14,743,558)
Offering Costs                                                       (889,600)
Net Income (Loss) - March 2003                                    (91,139,695)
                                                               --------------

Net Asset Value (823,951.412 units) at March 31, 2003          $2,036,491,798
                                                               ==============

Net Asset Value per Unit at March 31, 2003                     $     2,471.62
                                                               ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $  (20,675,178)
    Change in unrealized                                          (68,471,790)

  Gains (losses) on forward and swap contracts:
    Realized                                                      146,834,680
    Change in unrealized                                         (160,262,095)
  Interest income                                                   1,935,935
                                                               --------------

                                                                 (100,638,448)
                                                               --------------

Expenses:
  Brokerage fee                                                    11,867,646
  Performance fee                                                 (21,541,112)
  Operating expenses                                                  174,713
                                                               --------------

                                                                   (9,498,753)
                                                               --------------

Net Income (Loss) - March 2003                                 $  (91,139,695)
                                                               ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on March 31, 2003                       $   2,471.62

Net Asset Value per Unit on February 28, 2003                    $   2,588.76

Unit Value Monthly Gain (Loss) %                                       (4.52)%

Fund 2003 calendar YTD Gain (Loss) %                                   10.54 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit




Dear Investor,

War in Iraq, as we close March and Q1, 2003.

The long-awaited market reversal finally occurred, although its timing and suddenness caught many by surprise. Initially energy, precious metals and fixed income markets all sold off sharply, while equities and the U.S. dollar rallied, but several days into this correction, these market moves all suddenly reversed, as hopes of a quick victory in Iraq subsided. It was a classic whiplash, which was costly for many managers.

With significantly reduced leverage, the losses Campbell & Company sustained in March were relatively modest, leaving us with a healthy profit for the first quarter of 2003.

While historically our strategies have performed well during periods of volatility and uncertainty, few periods in recent memory have been as volatile and uncertain as this one. In such circumstances it is comforting to be invested in a systematic, quantitatively-based, investment strategy where the human anguish and economic turmoil of war are filtered objectively.

If you have any questions, please do not hesitate to call.

Sincerely,


Bruce Cleland
President & CEO